Exhibit 3

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

TRIAN SPV (SUB) VI-A, L.P.

Dated April 30, 2012

-i-

-ii-

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

TRIAN SPV (SUB) VI-A, L.P.

Dated April 30, 2012

                    This Amended and Restated Limited Partnership Agreement dated on the date first above written (the “Agreement”) among the undersigned (herein called the “Partners”, which term shall include any persons hereafter admitted to Trian SPV (SUB) VI-A, L.P. (the “Partnership”) pursuant to Article IV of this Agreement and shall exclude any persons who cease to be Partners pursuant to Article V of this Agreement) shall govern the Partnership.

                    WHEREAS, the Administrative General Partner (as defined in Section 1.01) and Walkers Nominees Limited, as the initial limited partner (the “Initial Limited Partner”) heretofore entered into an Initial Exempted Limited Partnership Agreement dated March 29, 2012 (the “Initial Partnership Agreement”), and have formed and registered the Partnership as an exempted limited partnership pursuant to The Exempted Limited Partnership Law (as amended) of the Cayman Islands (the “Law”);

                    WHEREAS, additional Persons wish to be admitted as Limited Partners (as defined in Section 1.04) of the Partnership and the parties hereto desire to continue a limited partnership under the provisions of the Law and to set forth the terms pursuant to which the Partnership shall be governed and to effect the withdrawal of the Initial Limited Partner; and

                    WHEREAS, the Partners now wish to amend and restate the Initial Partnership Agreement in its entirety.

                    NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Partnership Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

General Provisions

                    Section 1.01 Formation of the Partnership. The Partnership was formed and registered as an exempted limited partnership by the execution of the Initial Partnership Agreement and the filing of a Section 9 Statement with the Registrar of Exempted Limited Partnerships of the Cayman Islands (the “Registrar”) on March 29, 2012. Trian Partners Cayman, Ltd., a Cayman Islands exempted company serving as the administrative general partner of the Partnership (the “Administrative General Partner”), shall cause to be executed, filed and recorded, with the proper offices in the Cayman Islands, such certificates, and shall cause to be made such publications, as shall be required by the Law.

                    Section 1.02 Partnership Name and Address. The name of the Partnership is Trian SPV (SUB) VI-A, L.P. Its registered office is located at the offices of Goldman Sachs (Cayman) Trust, Limited, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands, or at such other location in the Cayman Islands as the Managing General Partner in the future may designate. The Administrative General Partner shall promptly notify the Limited Partners of any change in the Partnership’s address.

                    Section 1.03 Fiscal Year. The fiscal year of the Partnership (herein called the “fiscal year”) shall end on December 31 unless another date is required under the United States Internal Revenue Code of 1986, as amended (the “Code”), for U.S. Federal tax purposes.

                    Section 1.04 Liability of Partners. The names of all of the Partners and the amounts of their respective Capital Contributions (as defined in Section 3.02(a)) are set forth in the books and records of the Partnership.

                    Trian Partners SPV VI-A GP, L.P., a Delaware limited partnership, shall be the managing general partner (herein called the “Managing General Partner” and, together with the Administrative General Partner, the “General Partners” or each, a “General Partner”). The General Partners shall, in the event that the assets of the Partnership are inadequate, be liable for all debts and obligations of the Partnership.

                    The Partners designated in the books and records of the Partnership as limited partners (herein called the “Limited Partners”), and former Limited Partners (including the Initial Limited Partner) shall have no liability for any debt or obligation of the Partnership except to the extent of their respective interests in the Partnership, nor any obligation to contribute or make payments to the Partnership, except as provided by the Law or pursuant to the terms of this Agreement.

                    As used in this Section 1.04, the terms “interests in the Partnership” and “interest in the Partnership” shall mean, with respect to any fiscal year (or relevant portion thereof) and with respect to each Partner (or former Partner), the Capital Account(s) (as defined in Section 3.03) that such Partner (or former Partner) would have received (or in fact did receive) pursuant to the terms and provisions of Article V upon withdrawal from the Partnership as of the end of such fiscal year (or relevant portion thereof).

                    The Managing General Partner may, in its sole discretion, issue multiple classes and/or options of limited partnership interests in the future, which may differ from the limited partnership interests offered hereby in terms of, among other things, the Incentive Allocation, minimum and additional Capital Contribution amounts, permitted Capital Contribution and Withdrawal Dates, withdrawal frequency and notice periods, informational rights, capacity rights, investor eligibility requirements and other rights. Such new classes and/or options of interests may be established by the Managing General Partner without providing prior notice to, or receiving consent from, existing Limited Partners. The terms of such classes and/or options of limited partnership interests shall be determined by the Managing General Partner in its sole discretion.

                    The Partnership is currently offering Option A limited partnership interests (the “Option A Interests”), Option B limited partnership interests (the “Option B Interests”) and Option C limited partnership interests (the “Option C Interests”). The Option A Interests, Option B Interests and Option C Interests differ in terms of the incentive allocation, as set forth herein, and the minimum initial Capital Contribution amount.

                    As used in this Agreement, the terms “former Limited Partner” and “former Partner” refer to such persons or entities as hereafter from time to time cease to be a Limited Partner or Partner, respectively, pursuant to the terms and provisions of this Agreement.

                    Section 1.05 Purposes of the Partnership. The Partnership is established for the purposes of engaging in any and all transactions permitted under applicable law including, without limitation, investing in Securities (as herein defined) and engaging in all activities and transactions as the Managing General Partner may deem necessary or advisable in connection therewith, including, without limitation:

                    (a) to invest, on margin or otherwise, in (i) securities and other financial instruments of or relating to a global industrial company which has been identified to prospective investors by the Managing General Partner or any successor company or company that has been spun out of such company (such company, the “Company”), including, without limitation: common stock; preferred stock; shares of beneficial interest; American Depositary Receipts; bonds and other fixed income investments, notes and debentures (whether subordinated, convertible or otherwise), and (ii) derivative products relating to securities issued by the Company, including, without limitation: futures contracts (and options thereon) relating to stock indices, currencies, United States Government securities and securities of non-U.S. governments, other financial instruments and all other commodities, swaps, options, warrants, repurchase agreements, reverse repurchase agreements, caps, collars, floors and forward rate agreements (all such items in clauses (i) and (ii) being called herein a “Security” or “Securities”), and to sell Securities short and cover such sales;

(b) to engage in such other lawful transactions as the Managing General Partner may from time to time determine in furtherance of the purpose set forth in Section 1.05(a); and

(c) to do such other acts as is necessary or advisable in connection with the maintenance and administration of the Partnership.

                    The Partnership may invest all of its investable assets in, or contribute some or all of its investable assets to, a vehicle formed to make an investment, directly or indirectly, in the Company, on behalf of the Partnership and potentially certain funds and/or other investment vehicles managed by the Management Company (as defined in Section 2.02(b)(xiv)) (the “Investment Vehicle”). References herein to the Partnership should be construed to include the Investment Vehicle as the context may require.

                    The Partnership will not engage in any business unrelated to its direct or indirect investment in the Company or not otherwise incidental thereto. For the avoidance of doubt, the Partnership shall be permitted to dissolve, in the sole discretion of the Managing General Partner.

                    Section 1.06 Assignability of Interest. A Partner may not pledge, transfer or assign its interest in the Partnership other than by operation of law pursuant to the death, bankruptcy or dissolution of such Partner, or with the consent of the Managing General Partner, which may be withheld in its sole discretion. In no event, however, shall any transferee or assignee be admitted as a Partner without the consent of the Managing General Partner, which may be withheld in its sole discretion. Any attempted pledge, transfer or assignment not made in accordance with this Section 1.06 shall be void.

                    Section 1.07 Withdrawal of Initial Limited Partner. The Initial Limited Partner has made a Capital Contribution of USD 1.00 to the capital of the Partnership. Upon one or more additional Partners becoming Limited Partners, the Initial Limited Partner shall automatically withdraw as a Limited Partner and shall accordingly cease to be a Limited Partner and shall be entitled to receive, and the Partnership shall pay to the Initial Limited Partner, the amount of USD 1.00, and no more and shall have no further interest or obligation of any kind whatsoever as a Partner of the Partnership.

ARTICLE II

Management of the Partnership

                    Section 2.01 Management Generally. The management, conduct and control of the Partnership shall be vested exclusively in the Managing General Partner. Except as authorized by the Managing General Partner, neither the Administrative General Partner nor the Limited Partners shall have any part in the management of the Partnership, nor shall they have any authority or right to act on behalf of the Partnership in connection with any matter.

                    Section 2.02 Authority of the Managing General Partner.

                    (a) The Managing General Partner (or its duly appointed agents, including, without limitation, the Management Company (as defined below)) shall oversee the administration of the Partnership, and shall have the power to:

(i) communicate with the Partners, including furnishing reports as set forth in Article VII;

(ii) maintain the principal books and records of the Partnership;

(iii) cause the preparation of all necessary tax returns of the Partnership;

(iv) conduct meetings of the Partners;

(v) provide administrative, accounting and secretarial services to the Partnership;

(vi) bring and defend actions before any governmental, administrative or other regulatory agency, body or commission, for and on behalf of the Partnership; and

                                        (vii) do all things and discharge all duties required of, or imposed on, a general partner by law, and do any other things and discharge any other duties required of or imposed on a general partner by law.

                    (b) The Managing General Partner (or its duly appointed agents, including, without limitation, the Management Company) shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 1.05, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including, without limitation, the power to:

(i) provide research and analysis and direct the formulation of investment policies and strategies for the Partnership;

                                        (ii) acquire a long position or a short position with respect to any Security and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

                                        (iii) purchase Securities and hold them for investment, and initiate tender offers and proxy contests and other shareholder actions with respect to Securities, and take other actions to influence the management of issuers of Securities;

(iv) enter into contracts for or in connection with investments in Securities;

                                        (v) invest in other pooled investment vehicles for cash management purposes, which investments shall be subject in each case to the terms and conditions of the respective governing document for such vehicle;

                                        (vi) possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Partnership;

                                        (vii) lend, either with or without security, any Securities, funds or other properties of the Partnership, including by entering into reverse repurchase agreements, and, from time to time, without limit as to the amount, borrow or raise funds, including by entering into repurchase agreements, and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership;

(viii) open, maintain and close accounts, including margin and custodial accounts, with brokers, including brokers affiliated with the Managing General

Partner, which power shall include the authority to issue all instructions and authorizations to brokers regarding the Securities and/or money therein; to pay, or authorize the payment and reimbursement of, brokerage commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Partnership and who (i) supply, or pay for (or rebate a portion of the Partnership’s brokerage commissions to the Partnership for payment of) the cost of, brokerage, research or execution services utilized by the Partnership or the Other Accounts (as defined in (x) below) and/or (ii) pay for (or rebate a portion of the Partnership’s brokerage commissions for the payment of) obligations of the Partnership (as provided in Section 2.07 hereof) or the Partnership’s share of such obligations (such as computer facilities and the cost of an accounting software package), provided that the Partnership does not pay rates of commission in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, reliability, financial responsibility, strength of the broker and ability of the broker to efficiently execute transactions, the broker’s facilities, and the broker’s provision or payment of the costs of research and other services or property that are of benefit to the Partnership, the Management Company (as defined in (xiv) below) and the Other Accounts;

(ix) open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, and draw checks or other orders for the payment of monies;

                                        (x) combine purchase or sale orders on behalf of the Partnership with orders for the General Partners, the Management Company or their respective Affiliates (as defined in Section 2.04) or other accounts to whom the General Partners or any of their Affiliates provides investment services (“Other Accounts”) and allocate the Securities or other assets so purchased or sold, on an average price basis, among such accounts;

                                        (xi) enter into arrangements with brokers to open “average price” accounts wherein orders placed during a trading day are placed on behalf of the Partnership and Other Accounts and are allocated among such accounts using an average price;

                                        (xii) organize one or more corporations or other entities to hold record title, as nominee for the Partnership (whether alone or together with the Other Accounts), to Securities or funds of the Partnership;

(xiii) organize one or more direct or indirect subsidiary entities;

                                        (xiv) retain Trian Fund Management, L.P. (the “Management Company”) to provide certain management and administrative services to the Partnership; provided, however, management, control and conduct of the activities of the Partnership shall remain the responsibility of the Managing General Partner;

                                        (xv) retain any other persons, firms or entities selected by the Managing General Partner to provide certain management and administrative services to the Partnership and to cause the Partnership to compensate such other persons, firms or entities for such services; provided, however, management, control and conduct of the activities of the Partnership shall remain the responsibility of the Managing General Partner;

                                        (xvi) retain Goldman Sachs (Cayman) Trust, Limited or other persons, firms or entities selected by the Managing General Partner to provide certain administrative services to the Partnership (Goldman Sachs (Cayman) Trust, Limited or any such other persons, firm or entity providing such services from time to time is herein called the “Administrator”) and to cause the Partnership to compensate the Administrator for such services; provided, however, management, control and conduct of the activities of the Partnership shall remain the responsibility of the Managing General Partner;

                                        (xvii) cause the Partnership to engage in agency, agency cross and principal transactions with Affiliates to the extent permitted by applicable securities laws; provided, however, that, to the extent required by applicable law, in no event shall the Partnership engage in a principal transaction except pursuant to Sec. 2.08;

                                        (xviii) maintain for the conduct of the Partnership’s affairs one or more offices and in connection therewith rent or acquire office space, and do such other acts as the Managing General Partner may deem necessary or advisable in connection with the maintenance and administration of the Partnership;

(xix) engage personnel, whether part-time or full-time, and attorneys, independent accountants or such other persons as the Managing General Partner may deem necessary or advisable;

                                        (xx) authorize any partner, employee or other agent of the General Partners or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing;

                                        (xxi) do any and all acts on behalf of the Partnership as it may deem necessary or advisable in connection with the maintenance and administration of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, including, without limitation, the voting of Securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters; and

(xxii) delegate such of its duties and functions as it may deem appropriate to the Administrative General Partner or any other persons.

                    Section 2.03 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of a General Partner, to the effect that it is then acting as a General Partner, and upon the power and authority of the General Partners as herein set forth.

                    Section 2.04 Activity of the General Partners.

                    (a) The Managing General Partner shall devote, and shall cause the Management Company to devote, so much of their time to the affairs of the Partnership as in the judgment of the Managing General Partner the conduct of its business shall reasonably require, and none of the General Partners, the Management Company or their respective Affiliates shall be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth herein. Except as expressly provided in this Section 2.04, nothing contained in this Agreement, and no waivable provision of applicable law, shall be deemed to preclude the General Partners, the Management Company or their Affiliates or any shareholder, member, partner, director, officer or employee thereof (collectively, the “Management Group”) from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any Securities for the account of any such other business, for their own accounts, for any of their family members or for other clients. No Limited Partner shall, by reason of being a partner in the Partnership, have any right to participate in any manner in any profits or income earned, derived by or accruing to the Management Group from the conduct of any business other than the business of the Partnership (to the extent provided herein) or from any transaction in Securities effected by any of the Management Group for any account other than that of the Partnership.

                    (b) Trian Partners, L.P. (the “U.S. Fund”), Trian Partners Parallel Fund I, L.P. (the “U.S. Fund II” and together with the U.S. Fund, the “U.S. Funds”), Trian Partners Master Fund, L.P. (the “Offshore Master Fund”), Trian Partners Strategic Investment Fund, L.P. (the “Strategic Fund”), Trian Partners Strategic Investment Fund-A, L.P. (the “Second Strategic Fund”), Trian Partners Master Fund (ERISA), L.P. (the “ERISA Fund”) and Trian SPV (SUB) VI, L.P. (collectively with the U.S. Funds, the Offshore Master Fund, the Strategic Fund, the Second Strategic Fund, the Third Strategic Fund and the ERISA Fund, the “Trian Funds”) and certain other funds, managed accounts or investment vehicles formed or to be formed to invest alongside the Trian Funds (such funds, managed accounts or investment vehicles collectively with the Trian Funds, the “Other Investors”), are to make investments alongside the Partnership, subject to legal, tax and regulatory constraints and after taking into account other considerations, such as the relative amounts of capital available for new investments, the relative exposure to individual portfolio positions and net exposure to the market. Certain of the Other Investors commenced acquisition of the Company’s Securities prior to the date Limited Partners are admitted to the Partnership. After the date Limited Partners are admitted to the Partnership, further purchases of the Company’s Securities shall generally be allocated amongst the Partnership and the Other Investors pro rata based on the maximum amounts to be thereafter invested in the Company by each of the Partnership and the Other Investors, as determined by the Management Company or its Affiliates in its sole discretion.

                    (c) Notwithstanding the foregoing, with respect to investments in Securities that the Partnership and one or more of the Other Investors elect to pursue, the Limited Partners acknowledge and agree that the Affiliated Investors (as defined in

Section 2.04(f)) may co-invest with the Other Investors and the Partnership, but only if such co-investment (and subsequent disposition) is at the same time and price as applies to the Other Investors and the Partnership, unless otherwise approved by an independent representative appointed by the Management Company. If multiple purchases of the same Security are made over time, Affiliated Investors may reduce or eliminate their participation in such later purchases. Additionally, if Affiliated Investors do not participate at the same percentage level in each purchase made as part of a purchase program, they shall ensure that their per-security profit is not higher than that of the Other Investors and the Partnership.

                    (d) The Limited Partners acknowledge and agree that the relationships referred to in this Section 2.04 present potential conflicts of interest between the Partnership on the one hand, and Affiliated Investors on the other hand. In addition, the Limited Partners acknowledge and agree that the Managing General Partner may cause the Partnership, either alone or together with other members of a group (the “Investing Group”), including any Other Investors, to acquire a “control” position in the Securities of the Company, and may secure the appointment of persons selected by the Managing General Partner or other members of the Investing Group to the Company’s management team or board of directors. The Management Company and any such member of the board of directors of the Company may acquire fiduciary duties to the Company and to its other shareholders in the course of their dealings with the Company. The Limited Partners acknowledge and agree that these fiduciary duties may compel the Management Company to take actions that, while in the best interests of the Company, the shareholders of the Company and/or other third party constituencies may not be in the best interests of the investors in the Investing Group. Accordingly, the Limited Partners acknowledge and agree that the Management Company may have a conflict of interest between the fiduciary duties (if any) that it owes to the Company, its shareholders and/or other third party constituencies, on the one hand, and those that it owes to the investors in the Investing Group, on the other hand. If the Management Company nominates or otherwise designates a representative to the board of directors of the Company, the decision to nominate and/or designate an individual and the choice of such individual shall be determined by the Management Company, in its sole discretion. Neither the Management Company nor any representative on the board of directors of the Company that is selected by the Management Company, as set forth above, intends to share with any Limited Partner confidential information which the Management Company or such board member has learned in his/her capacity as a director or other fiduciary of the Company.

                    (e) Additionally, the Partnership may use entities affiliated with the General Partners or the Principals to provide certain services to the Partnership. Any such arrangements shall be on the terms set forth in Sec. 2.07. In the event that a situation that may present a conflict of interest arises, the Managing General Partner may refer such situation to the an independent representative appointed by the Management Company for a resolution.

(f) Definitions:

(i) “Affiliate” shall mean, with respect to any Person, any Person controlling, controlled by or under common control with, such Person;

(ii) “Affiliated Investors” shall mean Nelson Peltz, Peter W. May, Edward P. Garden, the Managing General Partner and/or their respective Affiliates;

(iii) “Non-Affiliated Investor” shall mean an investor who is not an Affiliated Investor;

(iv) “Person” shall mean any natural person, partnership, limited liability company, corporation, trust or other entity; and

(v) “Principals” shall mean Nelson Peltz, Peter W. May and Edward P. Garden.

                    Section 2.05 Exculpation.

                    (a) Subject to applicable law, none of the General Partners, the Management Company, their respective Affiliates, and any of their respective shareholders, members, partners, directors, officers and employees (each, an “Indemnified Party” and collectively, “Indemnified Parties”) shall be liable to any Partner or the Partnership for (i) any acts or omissions arising out of, related to or in connection with the Partnership or any entity in which it has an interest, any transaction or activity relating to the Partnership or any entity in which it has an interest, any investment or proposed investment made or held, or to be made or held by the Partnership, or this Agreement or any similar matter, unless such action or inaction was made in bad faith or constitutes fraud, willful misconduct or gross negligence (which “gross negligence”, whenever used herein, shall have the meaning under the laws of the State of Delaware, United States) or (ii) any acts or omissions of any broker or agent of any Indemnified Party, provided that the selection, engagement or retention of such broker or agent was not made by the Indemnified Party seeking exculpation in bad faith and does not constitute fraud, willful misconduct or gross negligence of the Indemnified Party seeking exculpation. Each of the Indemnified Parties may consult with counsel and accountants in respect of the Partnership’s affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that their selection of such counsel or accountants was not made by the Indemnified Party seeking exculpation in bad faith and does not constitute fraud, willful misconduct or gross negligence of the Indemnified Party seeking exculpation.

                    (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.05 shall not be construed so as to provide for the exculpation of an Indemnified Party for any liability (including, without limitation, liability under U.S. Federal securities laws, that, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 2.05 to the fullest extent permitted by law.

                    Section 2.06 Indemnification.

                    (a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Indemnified Party from and against any loss, cost or expense suffered or sustained by an Indemnified Party by reason of (i) any acts or omissions or alleged acts or omissions arising out of or in connection with the Partnership, or any entity in which it has an interest, any investment or proposed investment made or held, or to be made or held by the Partnership, or this Agreement or any similar matter (collectively, “Covered Acts”), including, without limitation, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, provided that such acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim are based were not made in bad faith or did not constitute fraud, willful misconduct or gross negligence by the Indemnified Party seeking indemnification, or (ii) any acts or omissions, or alleged acts or omissions, of any broker or agent of any Indemnified Party (collectively, “Covered Broker Acts”), provided that the selection, engagement or retention of such broker was not made by the Indemnified Party seeking indemnification in bad faith and does not constitute fraud, willful misconduct or gross negligence of the Indemnified Party seeking indemnification. Additionally, the Partnership (and not any Indemnified Party) shall be responsible for any losses resulting from trading errors and similar human errors, absent bad faith, willful misconduct or gross negligence. The Partnership shall advance to any Indemnified Party reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding that arises out of any Covered Act or any Covered Broker Act whether or not the provisos of (i) or (ii) apply. In the event that such an advance is made by the Partnership, the Indemnified Party shall agree to reimburse the Partnership for such fees, costs and expenses to the extent that it shall be finally determined by non-appealable order of a court of competent jurisdiction that it was not entitled to indemnification under this Section 2.06. The foregoing provisions shall survive the termination of this Agreement.

                    (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.06 shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability (including, without limitation, liability under U.S. Federal securities laws, that, under certain circumstances, impose liability even on persons acting in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 2.06 to the fullest extent permitted by law. The Managing General Partner shall have the authority to enter into separate agreements to give effect to the obligation to indemnify pursuant to this Section 2.06.

                    Section 2.07 Payment of Certain Costs and Expenses.

                    (a) The Management Company shall bear the administrative expenses of the Partnership, including costs and expenses related to salaries, employee benefits and bonuses of employees, occupancy expenses, technology and related support expenses and accounting expenses (other than accounting expenses relating to investments or prospective investments and audit and tax return preparation fees).

                    (b) The Partnership shall bear its own expenses including, but not limited to, expenses relating to the cost of purchasing investments (e.g., brokerage commissions and trading costs), fees of the Administrator (or to the extent any services typically provided by an administrator are provided by the Management Company, the Managing General Partner or any of their respective employees or Affiliates, the cost of such services in amounts not to exceed those that would be payable to administrators engaged to perform such services as reasonably determined by the Managing General Partner in good faith), organizational expenses, expenses relating to the offer and sale of limited partnership interests in the Partnership, financing fees, prime brokerage fees, filing fees, entity-level taxes, registration fees and similar fees, audit and tax return preparation fees, fees in respect of consulting, custodial, accounting, investment banking, appraisal and financial advisory services provided by third parties unaffiliated with the Management Company and the Managing General Partner relating to investments or prospective investments (including the costs of private aircraft for traveling to board meetings of the Company), due diligence expenses and fees relating to investments or prospective investments, conduct of proxy contests and tender offers, litigation expenses and legal expenses incurred in connection with the making or administration of investments (to the extent not borne by the Company and regardless of whether consummated), liability insurance covering the Managing General Partner, the Management Company and their respective Affiliates, members, directors, officers, partners, employees and agents, and extraordinary expenses and other similar expenses related to the Partnership as the Managing General Partner determines in its sole discretion. The expenses shall be shared ratably by all of the Partners including the Managing General Partner.

(c) Organizational expenses of the Partnership may be capitalized and amortized by the Partnership over up to a 60-month period from the date of this Agreement.

                    Section 2.08 Principal Transactions. Each Limited Partner acknowledges that from time to time, the Management Company may deem it appropriate for the Partnership to engage in “principal transactions” (as defined in Section 206(3) of the Investment Advisers Act of 1940, as amended). Each Limited Partner hereby agrees that any “principal transaction” shall be considered and approved or disapproved, to the extent required by applicable law, by an independent representative appointed by the Management Company. In no event shall any such transaction be entered into unless it complies with applicable law.

ARTICLE III

Capital Accounts of Partners
and Operation Thereof

                    Section 3.01 Definitions. For the purposes of this Agreement, unless the context otherwise requires:

                    (a) The term “Accounting Period” shall mean the following periods: The initial Accounting Period shall begin upon the commencement of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the immediately preceding Accounting Period. Each Accounting Period hereunder shall close at the close of business on the first to occur of (i) the last day of each quarter of the Partnership, (ii) the date immediately prior to the effective date of the admission of a new Partner pursuant to Section 4.01, (iii) the date immediately prior to the effective date of an additional Capital Contribution pursuant to Section 3.02, (iv) any date on which a Partner makes a withdrawal from a Capital Account, (v) any date on which the Managing General Partner makes a distribution to Partners or other disposition of all or a portion of the Securities or proceeds from the sale thereof, (vi) the date when the Partnership shall dissolve or (vii) such other date as is determined by the Managing General Partner.

                    (b) The term “Beginning Value” shall, with respect to any Accounting Period, mean the value of the Partnership’s Net Assets at the beginning of such Accounting Period after giving effect to (i) withdrawals relating to the immediately preceding Withdrawal Date and (ii) distributions relating to the immediately preceding date on which a distribution was made.

                    (c) The term “Ending Value” shall, with respect to any Accounting Period, mean the value of the Partnership’s Net Assets at the end of such Accounting Period (before any reduction for Withholding Taxes (as defined in Section 3.01(i))).

(d) The term “Net Assets” shall mean the excess of the Partnership’s assets (valued in accordance with Section 3.07) over its liabilities (determined in accordance with Section 3.08).

(e) The term “Net Capital Appreciation” shall, with respect to any Accounting Period, mean the excess, if any, of the Ending Value over the Beginning Value.

(f) The term “Net Capital Depreciation” shall, with respect to any Accounting Period, mean the excess, if any, of the Beginning Value over the Ending Value.

                    (g) The term “Net Decrease” shall, with respect to any fiscal year or shorter fiscal period, mean the excess, if any, of (i)(a) the Net Capital Depreciation, if any, allocated to a Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a) plus (b) in the case of a Capital Account relating to a subscription made by the Intermediate Fund (that are made as a result of capital contributions made to the Intermediate Fund or subscriptions made to the Feeder Fund by Indirect Investors (as defined in Section 3.02(d)), expenses paid directly by the Feeder Fund and/or the Intermediate Fund, as applicable, including the management fees paid by the Intermediate Fund (the “Management Fee”), if any, for such fiscal year or shorter fiscal period over (ii) the Net Capital Appreciation, if any, allocated to such Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a).

                    (h) The term “Net Increase” shall, with respect to any fiscal year or shorter fiscal period, mean the excess, if any, of (i) the Net Capital Appreciation, if any, allocated to a Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a) over (ii)(a) the Net Capital Depreciation, if any, allocated to such Capital Account for such fiscal year or shorter fiscal period pursuant to Section 3.05(a) plus (b) in the case of a Capital Account relating to a subscription made by the Intermediate Fund (that are made as a result of capital contributions made to the Intermediate Fund or subscriptions made to the Feeder Fund by Indirect Investors), expenses paid directly by the Feeder Fund and/or the Intermediate Fund, as applicable, including the Management Fee, if any, for such fiscal year or shorter fiscal period.

                    (i) The term “Withholding Tax” shall mean tax withheld from the Partnership or paid over by the Partnership that is determined based on the status, action or inaction (including the failure of a Partner to provide information to avoid or reduce withholding taxes) of a Partner or an Indirect Investor.

                    Section 3.02 Capital Contributions. (a) Each Partner has paid or conveyed by way of contribution to the Partnership cash and/or Securities (a “Capital Contribution”) having an aggregate value as set forth in the Partnership’s books and records. Additional Capital Contributions may be made by Limited Partners only in accordance with the provisions of this Section 3.02.

                    (b) With the prior approval of the Managing General Partner, a Limited Partner may make additional Capital Contributions to the Partnership in cash and/or Securities at such time as the Managing General Partner may permit.

                    (c) Subject to the prior approval of the Managing General Partner, each Limited Partner may make additional Capital Contributions in respect of an Indirect Investor’s subscription to the Feeder Fund or capital contribution to a Limited Partner (including the Intermediate Fund), as the case may be. Any such Capital Contributions shall be made in accordance with the provisions of this Section 3.02. For purposes of this Agreement the “Feeder Fund” shall mean Trian SPV VI-A, Ltd., a Cayman Islands exempted company, and the “Intermediate Fund” shall mean Trian SPV VI-A, L.P., a Cayman Islands exempted limited partnership.

                    (d) The interests in the Partnership may be divided into separate Capital Accounts to correspond with each subscription or capital contribution by an Indirect Investor with respect to the classes, series and/or holders of interests or shares issued by the Intermediate Fund or the Feeder Fund to its respective Indirect Investors. Any Capital Contributions by the Intermediate Fund that are derived from capital contributions made to the Intermediate Fund or subscriptions made to the Feeder Fund by Indirect Investors shall be credited to the corresponding Capital Accounts. Any holder (other than the Feeder Fund) of a direct interest in the Intermediate Fund or any shareholder of the Feeder Fund is herein called an “Indirect Investor.”

                    Section 3.03 Capital Accounts. A separate capital account (herein called the “Capital Account”) shall be established on the books of the Partnership for each General Partner and for each Limited Partner for each separate Capital Contribution made by such Partner, and such Capital Accounts of any particular Limited Partner shall be separated as and to the extent provided in or pursuant to Section 3.02(d). A Capital Account relating to Option A Interests will be referred to herein as an “Option A Capital Account,” a Capital Account relating to Option B Interests will be referred to herein as an “Option B Capital Account” and a Capital Account relating to Option C Interests will be referred to herein as an “Option C Capital Account.” The Capital Account(s) of each Partner shall be in an amount equal to such Partner’s initial Capital Contribution with respect to such Capital Account, adjusted as hereinafter provided. At the end of each Accounting Period, each Capital Account of a Partner shall be (i) increased or decreased by the amount credited to or debited from such Capital Account of such Partner pursuant to Section 3.05; and (ii) decreased by the amount of any withdrawals made by such Partner from such Capital Account pursuant to Section 5.02 or any distributions made to such Partner from such Capital Account pursuant to Section 5.05.

                    For administrative convenience, the Managing General Partner may combine multiple Capital Accounts relating to a single option of limited partnership interests in respect of any particular Indirect Investor that have been established pursuant to Section 3.02(d) that have the same characteristics (e.g., remaining Lock-Up Period (as defined in Section 5.02) and compensation terms).

                    Section 3.04 Partnership Percentages. A “Partnership Percentage” shall be determined for each Capital Account for each Accounting Period of the Partnership by dividing the amount of such Capital Account by the aggregate Capital Accounts of all Partners as of the beginning of such Accounting Period after taking into account Capital Contributions, withdrawals and distributions, as of such date. The sum of the Partnership Percentages shall equal 100 percent.

                    Section 3.05 Allocation of Net Capital Appreciation or Net Capital Depreciation.

                    (a) At the end of each Accounting Period, each Capital Account of each Partner (including each General Partner) for such Accounting Period shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation, as the case may be, in proportion to their respective Partnership Percentages.

                              For purposes of determining the amount of Net Capital Appreciation and Net Capital Depreciation as of each date that the Partnership sells an investment, the cost basis of the investment disposed of by the Partnership shall be determined based on the purchase dates on which the shares in the Company that were sold were acquired.

(b) Incentive Allocations:

(i) Option A/B Incentive Allocation:

(A) Subject to Section 3.05(d), at the end of each fiscal year of the Partnership, as of each date that any of the Partnership’s investments in the

Company are realized and at such other times as are required by Section 3.05(e), the Net Increase, if any, initially allocated to any Option A Capital Account and Option B Capital Account of a Limited Partner for such fiscal year or shorter fiscal period shall be reallocated between such Option A Capital Account or Option B Capital Account, as applicable, and the Managing General Partner’s Capital Account relating to such Capital Account (together with any similar account established in respect of an Option C Capital Account, a “GP Capital Account”) as follows: (x) first, the amount calculated under Section 3.05(b)(i)(B)(y) shall be reversed, to the extent not previously offset under this Section 3.05(b)(i)(A)(x); and (y) then, 10%, in the case of Option A Capital Accounts, and 20%, in the case of Option B Capital Accounts, in each case, of the remaining Net Increase shall be reallocated to the applicable GP Capital Account (such reallocations to the GP Capital Account described in this clause (y) collectively referred to herein as the “Option A/B Incentive Allocation”) and 90% in the case of Option A Capital Accounts, and 80%, in the case of Option B Capital Accounts, in each case, of the remaining Net Increase shall be allocated to such Option A Capital Account or Option B Capital Account, as applicable.

                                                  (B) Subject to Section 3.05(d), the Net Decrease initially allocated to any Option A Capital Account or Option B Capital Account of a Limited Partner for a fiscal year or shorter fiscal period shall be reallocated between such Option A Capital Account or Option B Capital Account, as applicable, and the applicable GP Capital Account as follows: (x) first, the amount calculated under Section 3.05(b)(i)(A)(y) and previously allocated shall be reversed (but shall not reduce the applicable GP Capital Account below zero) by allocating 10% in the case of Option A Capital Accounts, and 20%, in the case of Option B Capital Accounts, in each case, of such Net Decrease to the applicable GP Capital Account and 90%, in the case of Option A Capital Accounts, and 80%, in the case of Option B Capital Accounts, in each case, of such Net Decrease to such Option A Capital Account or Option B Capital Account, as applicable, to the extent not previously offset under this Section 3.05(b)(i)(B)(x); and (y) then, 100% of the remaining Net Decrease, if any, shall be allocated to such Option A Capital Account or Option B Capital Account, as applicable.

(ii) Option C Incentive Allocation:

                                                  (A) At the end of each fiscal year of the Partnership, as of each date that any of the Partnership’s investments in the Company are realized and at such other times as are required by Section 3.05(e), the Net Increase, if any, initially allocated to any Option C Capital Account of a Limited Partner for such fiscal year or shorter fiscal period shall be reallocated between such Option C Capital Account and the applicable GP Capital Account such that the Option C Capital Account has been allocated an amount, on a cumulative basis, without duplication, equal to a 10% cumulative preferred return, compounded annually on the relevant Capital Contributions (the “Hurdle Return”) with respect to such Option C Capital Account (as such Capital Contributions are adjusted for distributions, including withdrawals) and then, 10% of the remaining Net Increase shall be reallocated to the applicable GP Capital Account (such reallocations described in this clause (A) to the GP Capital Account in respect of any Option C Capital Account shall collectively be referred to herein as the “Option C

Incentive Allocations” and together with the Option A/B Incentive Allocations, the “Incentive Allocations”) and 90% of the remaining Net Increase shall be allocated to such Option C Capital Account.

                                                  In the event that (a) the effective date of a Limited Partner’s partial or complete withdrawal from any particular Option C Capital Account is other than a fiscal year end, (b) the Partnership is dissolved other than at the end of a fiscal year, (c) a partial or complete distribution of the amounts contained in a Option C Capital Account of a Limited Partner occurs as of a date other than a fiscal year end (other than a withdrawal to pay Feeder Fund or Intermediate Fund expenses pursuant to Section 5.02(d)), (d) any of the Partnership’s investments are realized other than at the end of a fiscal year or (e) the Managing General Partner is removed or resigns other than at the end of a fiscal year, then for purposes of calculating the Hurdle Return applicable to the applicable Option C Capital Account, the Hurdle Return shall be prorated appropriately.

                                                  (B) The Net Decrease initially allocated to any Option C Capital Account for a fiscal year or shorter fiscal period shall be reallocated between such Option C Capital Account and the applicable GP Capital Account in a manner such that the applicable GP Capital Account will not have been allocated on a cumulative basis an amount greater than 10% of any cumulative Net Increase in excess of the applicable Hurdle Return that has been allocated to such Option C Capital Account since the establishment of such Option C Capital Account.

                                        (iii) In addition, except with respect to Tax Distributions (as defined in Section 5.02(d)) or as set forth below the Managing General Partner may not withdraw or receive distributions with respect to any portion of the Incentive Allocations that is attributable to any investment until such investment is realized and the net proceeds are withdrawn or distributed; provided that in the event of a withdrawal from a Capital Account of a Limited Partner or in the event the Partnership makes a distribution to a Limited Partner, the Managing General Partner may also withdraw or receive distributions in an amount up to the amount of the Incentive Allocations calculated in respect of such withdrawal or distribution, as applicable (after reduction for any Tax Distributions previously received in respect of such Incentive Allocation), and in such circumstances such Incentive Allocation shall be adjusted for and shall take into account realized and unrealized appreciation and depreciation allocable to the Capital Account from which such withdrawal or distribution, as applicable, is made.

                                        (iv) Notwithstanding any other provision of this Agreement, losses (or items of deduction as computed for book purposes) allocable to a GP Capital Account under Section 3.05(b)(i)(B) or Section 3.05(b)(ii)(B) shall not be allocated to such GP Capital Account to the extent that such GP Capital Account has or would have, as a result of such allocation, an Adjusted Capital Account Deficit. As used herein, “Adjusted Capital Account Deficit” shall mean and refer to such GP Capital Account, increased by any amounts that the Managing General Partner is obligated to restore to such GP Capital Account pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and reduced by any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). Any loss (or items of deduction as computed for book purposes) that otherwise would be allocated to the applicable GP Capital Account, but that cannot be allocated to the such GP Capital Account because of the application of the immediately preceding sentence, shall instead be allocated to the Limited Partner’s applicable Capital Account, subject to the limitation imposed by the immediately preceding sentence. If the Limited Partner could not receive such an allocation without creating an Adjusted Capital Account Deficit, all such losses or items shall be allocated to the Capital Account of the Managing General Partner.

                                        (vii) Notwithstanding Section 3.05(b)(i) and Section 3.05(b)(ii), above, Net Increase or items thereof allocable with respect to a Capital Account shall first be allocated 100% to the Capital Accounts of the Partners in the amount necessary to reverse, in reverse chronological order, on a cumulative basis and without duplication, any amounts allocated to such Capital Accounts of such Partners pursuant to the last two sentences of Section 3.05(b)(iv), such allocations to be made pro rata based on the amounts previously allocated to such Capital Accounts of such Partners pursuant to the last two sentences of Section 3.05(b)(iv).

                    (c) The Managing General Partner may, in its sole discretion, elect to reduce, waive or calculate differently the Incentive Allocation with respect to the Capital Accounts of Limited Partners that are attributable to any Affiliated Investor or an Affiliate, employee or relative of an Affiliated Investor or its Affiliates, or for any other Limited Partner including, in particular during any wind-down of the Partnership’s business.

                    (d) In the event that (i) a Limited Partner withdraws a portion of a Capital Account or (ii) a partial distribution of amounts contained in a Capital Account of a Limited Partner is made, in each case, when there is an amount of Net Decrease allocated pursuant to Section 3.05(b)(i)(B)(y), in the case of an Option A Capital Account or Option B Capital Account that has not been offset under Section 3.05(b)(i)(A)(x), in the case of an Option A Capital Account or Option B Capital Account before an Incentive Allocation can be made with respect to such Capital Account (other than a withdrawal to pay Feeder Fund or Intermediate Fund expenses pursuant to Section 5.02(d)), the amount of such Net Decrease that is required to be offset by Net Increase under Section 3.05(b)(i)(A)(x), in the case of an Option A Capital Account or Option B Capital Account, shall be reduced as of the beginning of the next Accounting Period by an amount equal to the product obtained by multiplying the amount of Net Decrease that is required to be offset by a fraction, the numerator of which is the amount of the withdrawal from such Capital Account with respect to the immediately preceding Withdrawal Date (other than a withdrawal described in Section 5.02(d)) in the case of a withdrawal, or the amount of the distribution from the Capital Account, in the case of a distribution, and the denominator of which is the balance in such Capital Account on the last day of the prior Accounting Period. Additional Capital Contributions with respect to a Capital Account shall not affect the amount of Net Decrease that must be offset by Net Increase under Section 3.05(b)(i)(B)(y), in the case of an Option A Capital Account or Option B Capital Account.

                    (e) In the event that (i) the Partnership is dissolved other than at the end of a fiscal year, (ii) the effective date of a Limited Partner’s partial or complete withdrawal from any particular Capital Account is other than a fiscal year end, (iii) a partial or complete distribution of the amounts contained in a Capital Account of a Limited Partner occurs as of a date other than a fiscal year end, (iv) any of the Partnership’s investments are realized other than at the end of a fiscal year or (v) the Managing General Partner is removed or resigns other than at the end of a fiscal year, then for purposes of determining the Incentive Allocation, Net Increase and Net Decrease shall be determined through the (A) the dissolution date (for all Limited Partners), (B) the Withdrawal Date (for the Capital Account relating to such distribution (as applicable) only), (C) the date of the distribution (for the Capital Account relating to such distribution (as applicable) only)), (D) the date that any of the Partnership’s investments are realized (for all Limited Partners) or (E) the date of the removal or resignation of the Managing General Partner; as applicable (for all Limited Partners), as if such dates were the end of the fiscal year, and the Incentive Allocation shall be made at that time; provided, however, that an Incentive Allocation made in respect of a partial withdrawal, distribution or realization of any of the investments of the Partnership in the Company shall be made on that portion of the Net Increase attributable to the withdrawal or distribution amount, or attributable to the investment that is realized, as applicable.

                    (f) For purposes of determining the impact of withdrawals and distributions on Incentive Allocations and the amount of Net Decrease that is required to be offset with respect to: (i) Limited Partners having multiple Capital Accounts other than as contemplated in Section 3.02(d); and (ii) any Limited Partner holding multiple Capital Accounts that have been established in respect of any particular Indirect Investor, pursuant to Section 3.02(d), withdrawals and distributions shall be deemed to be made in respect of such Capital Accounts on a “first in -first out” basis.

                    (g) In the event the Managing General Partner determines that, based upon tax or regulatory reasons, or any other reasons as to which the Managing General Partner and any Limited Partner agree, such Partner (or any Indirect Investor) should not participate in the Net Capital Appreciation or Net Capital Depreciation, attributable to any Security, type of Security or to any other transaction, or event if any, the Managing General Partner may allocate such Net Capital Appreciation or Net Capital Depreciation only to the Capital Accounts of Partners in respect of which such reasons do not apply. In addition, if for any of the reasons described above, the Managing General Partner determines that a Partner (or any Indirect Investor) should have no interest whatsoever in a particular Security, type of Security or transaction, the interests in such Security, type of Security or transaction may be set forth in a separate memorandum account in which Partners shall participate only with respect to Capital Accounts that the Managing General Partner determines should have an interest in such Security, type of Security or transaction (any such Partner, for such Security, type of Security or transaction, being referred to the extent of such participating Capital Account as an “Unrestricted Partner”) and in the Net Capital Appreciation and Net Capital Depreciation for each such memorandum account, which shall be separately calculated.

                    (h) At the end of each Accounting Period during which a memorandum account created pursuant to Section 3.05(g) (a “Memorandum Account”) was in existence (or during which an interest in particular Securities was otherwise allocated away from the Capital Accounts of one or more Limited Partners), the Capital Accounts of each Unrestricted Partner may be debited pro rata in accordance with the Capital Accounts of all Unrestricted Partners at the opening of such Accounting Period in an amount equal to the interest that would have accrued on the amount used to purchase the Securities attributable to the Memorandum Account (the “Purchase Price”) had the Purchase Price earned interest at the rate per annum being paid by the Partnership from time to time during the applicable Accounting Period for borrowed funds, or, if funds have not been borrowed by the Partnership during such Accounting Period, at the interest rate per annum that the Managing General Partner determines would have been paid if funds had been borrowed by the Partnership during such Accounting Period. The amount so debited shall then be credited to the Capital Accounts of all of the Partners pro rata in accordance with the balance of such Capital Accounts as of the opening of the Accounting Period.

                    (i) If the Partnership incurs a Withholding Tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the Managing General Partner, without limitation of any other rights of the Partnership or the Managing General Partner, shall cause the amount of such obligation to be debited against the Capital Account(s) of such Partner as of the close of the Accounting Period during which the Partnership pays such obligation or has the Withholding Tax withheld from its income. The Managing General Partner shall not be obligated to apply for or obtain a reduction of or exemption from Withholding Tax on behalf of any Partner that may be eligible for such reduction or exemption.

                    Section 3.06 Amendment of Incentive Allocation. The Managing General Partner shall have the right to amend, without the consent of the Limited Partners, Section 3.05 of this Agreement so that the Incentive Allocation therein provided conforms to any applicable requirements of the U.S. Securities and Exchange Commission (the “SEC”) and other regulatory authorities; provided, however, that no such amendment shall increase the Incentive Allocation that otherwise would be computed with respect to a Capital Account.

                    Section 3.07 Valuation of Assets.

                    (a) Securities that are listed on a securities exchange shall be valued at their last sales prices on the date of determination on the primary securities exchange on which such Securities shall have traded on such date (or, in the event that the date of determination is not a date upon which a securities exchange was open for trading, on the last prior date on which such securities exchange was so open not more than 10 days prior to the date of determination). Securities that are not listed on an exchange but are traded over-the-counter shall be valued at the mean between the last “bid” and “asked” price for such security on such date. Securities not denominated in U.S. dollars shall be translated into U.S. dollars at prevailing exchange rates as the Administrator, in consultation with the Management Company, may determine in good faith.

(b) Securities that are difficult to value, including illiquid securities, will be valued as the Administrator, in consultation with the Management Company, may determine in good faith.

                    (c) All other assets of the Partnership (except goodwill, which shall not be taken into account) shall be assigned such value as the Administrator, in consultation with the Management Company, may determine in good faith.

                    (d) If the Administrator, in consultation with the Management Company, determines in its sole discretion that the valuation of any Securities pursuant to Section 3.07(a) does not fairly represent fair value, the Administrator, in consultation with the Management Company, may value such Securities as it determines in good faith and shall set forth the basis of such valuation in writing in the Partnership’s records.

(e) All values assigned to Securities and other assets by the Administrator pursuant to this Section 3.07 shall be final and conclusive as to all of the Partners.

                    Section 3.08 Liabilities. Liabilities shall be determined using generally accepted accounting principles, as a guideline, applied on a consistent basis; provided, however, that the Managing General Partner in its discretion may provide reserves and holdbacks for estimated accrued expenses, liabilities or contingencies, including general reserves for unspecified contingencies (even if such reserves or holdbacks are not in accordance with generally accepted accounting principles).

                    Section 3.09 Allocation for Tax Purposes. For each tax year, items of income (including items of gross income), deduction, gain, loss or credit shall be allocated for U.S. income tax purposes among the Partners in such manner as to reflect equitably amounts credited to or debited from each Partner’s Capital Account(s) for the current and prior fiscal years (or relevant portions thereof). Allocations under this Section 3.09 shall be made pursuant to the principles of Section 704(b) and 704(c) of the Code, and U.S. Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Partners such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

                    If the Partnership realizes ordinary income and/or capital gains (including short-term capital gains) for U.S. Federal income tax purposes (collectively, “income”) for any tax year during or as of the end of which one or more Positive Basis Partners (as herein defined) withdraw from the Partnership pursuant to Article V, the Managing General Partner may elect, in its discretion, to allocate such income (including items of income) as follows: (i) first, among such completely withdrawing Positive Basis Partners, pro rata in proportion to the respective Full Positive Basis (as herein defined) of each such completely withdrawing Positive Basis Partner, until either the full amount of such income shall have been so allocated or the Full Positive Basis of each such Positive Basis Partner shall have been eliminated, (ii) then, among such partially withdrawing Positive Basis Partners, pro rata in proportion to the respective Partial Positive Basis (as herein defined) of each such partially withdrawing Positive Basis Partner, until either the remaining amount of such income shall have been so allocated or the Partial Positive Basis of each such Positive Basis Partner shall have been eliminated and (iii) then any income not so allocated to Positive Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners’ Capital Accounts pursuant to Section 3.05.

                    If the Partnership realizes deductions, ordinary losses and/or capital losses (including long-term capital losses) for U.S. Federal income tax purposes (collectively, “losses”) for any tax year during or as of the end of which one or more Negative Basis Partners (as herein defined) withdraw from the Partnership pursuant to Article V, the Managing General Partner may elect, in its discretion, to allocate such losses (including items of loss) as follows: (i) first, among such completely withdrawing Negative Basis Partners, pro rata in proportion to the respective Full Negative Basis (as herein defined) of each such completely withdrawing Negative Basis Partner, until either the full amount of such losses shall have been so allocated or the Full Negative Basis of each such Negative Basis Partner shall have been eliminated, (ii) then, among such partially withdrawing Negative Basis Partners, pro rata in proportion to the respective Partial Negative Basis (as herein defined) of each such partially withdrawing Negative Basis Partner, until either the remaining amount of such losses shall have been so allocated or the Partial Negative Basis of each such Negative Basis Partner shall have been eliminated and (iii) then any losses not so allocated to Negative Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners’ Capital Accounts pursuant to Section 3.05.

                    As used herein, (i) the term “Full Positive Basis” shall mean, with respect to any completely withdrawing Partner and as of any time of calculation, the amount by which (x) its interest in the Partnership (determined in accordance with Section 1.04) as of such time plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal exceeds (y) its “adjusted tax basis”, for U.S. Federal income tax purposes, in its interest in the Partnership as of such time, (ii) the term “Partial Positive Basis” shall mean, with respect to any partially withdrawing Partner (or Partner receiving a distribution of a portion of its Capital Account) and as of the time of calculation, the amount by which the amount received (or to be received) upon such partial withdrawal or distribution as of such time plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal or distribution exceeds the product of (x) its “adjusted tax basis,” for U.S. Federal income tax purposes, in its interest in the Partnership as of such time and (y) a fraction, the numerator of which is the amount received (or to be received) upon such partial withdrawal or distribution, and the denominator of which is the value of such Partner’s Capital Account immediately prior to such partial withdrawal or distribution and (iii) the term “Positive Basis Partner” shall mean any Partner that withdraws some or all of its interest in the Partnership or who receives a partial distribution in respect of a Capital Account and who has Full Positive Basis or Partial Positive Basis as of the effective date of such withdrawal or distribution (determined prior to any allocations made pursuant to this Section 3.09).

                    As used herein, (i) the term “Full Negative Basis” shall mean, with respect to any completely withdrawing Partner and as of any time of calculation, the amount by which (x) its interest in the Partnership (determined in accordance with Section 1.04) as of such time plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal is less than (y) its “adjusted tax basis”, for U.S. Federal income tax purposes, in its interest in the Partnership as of such time, (ii) the term “Partial Negative Basis” shall mean, with respect to any partially withdrawing Partner (or Partner receiving a distribution of a portion of its Capital Account) and as of the time of calculation, the amount by which the amount received (or to be received) upon such partial withdrawal or distribution as of such time plus an amount equal to any deemed distributions to such Partner for U.S. Federal income tax purposes pursuant to Section 752(b) of the Code resulting from its withdrawal or distribution is less than the product of (x) its “adjusted tax basis,” for U.S. Federal income tax purposes, in its interest in the Partnership as of such time and (y) a fraction, the numerator of which is the amount received (or to be received) upon such partial withdrawal or distribution, and the denominator of which is the value of such Partner’s Capital Account immediately prior to such partial withdrawal or distribution and (ii) the term “Negative Basis Partner” shall mean any Partner that withdraws some or all of its interest in the Partnership or receives a partial distribution in respect of a Capital Account and who has Full Negative Basis or Partial Negative Basis as of the effective date of its withdrawal (determined prior to any allocations made pursuant to this Section 3.09).

                    Notwithstanding anything to the contrary in this Section 3.09, if a General Partner withdraws all or a portion of its Capital Account during any tax year or receives a partial distribution in respect of a Capital Account, the Managing General Partner may specially allocate income to such General Partner equal to the amount by which such withdrawal or distribution plus an amount equal to any deemed distributions to such General Partner exceed its adjusted tax basis, for income tax purposes, in its interest in the Partnership (determined prior to any such allocations).

                    Section 3.10 Determination by the Managing General Partner of Certain Matters. All matters concerning the valuation of Securities and other assets, liabilities, profits and losses of the Partnership, the allocation of income, deductions, gains and losses among the Partners, including taxes thereon, and accounting procedures, not expressly provided for by the terms of this Agreement, shall be determined by the Managing General Partner whose determination shall be final and conclusive as to all of the Partners.

                    Section 3.11 Adjustments to Take Account of Certain Events. If the Code or Treasury Regulations promulgated thereunder require a withholding or other adjustment to the Capital Account(s) of a Partner or some other event occurs necessitating in the Managing General Partner’s judgment an equitable adjustment, the Managing General Partner shall make such adjustments in the determination and allocation among the Partners of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Partnership Percentages, Incentive Allocation, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof by the Managing General Partner shall be final and conclusive as to all of the Partners.

ARTICLE IV

Admission of New Partners

                    Section 4.01 New Partners. Subject to the condition that each new Partner shall execute an appropriate supplement or deed of adherence to this Agreement pursuant to which it agrees to be bound by the terms and provisions hereof, the Managing General Partner may, in its sole discretion, admit one or more new Partners as of the first Business Day of each month or at such other times as determined by the Managing General Partner in its sole discretion. A “Business Day” shall be any day on which commercial banks in New York City and the Cayman Islands are open for normal business. Admission of a new Partner shall not be a cause for winding up or dissolution of the Partnership. In no event shall the Partnership at any time have more than 100 Partners. For purposes of this section, the number of Partners of the Partnership shall be determined in accordance with U.S. Treasury Regulations Section 1.7704-1(h).

ARTICLE V

Withdrawals and Distributions
of Capital

                    Section 5.01 Withdrawals and Distributions in General. No Partner shall be entitled to (i) receive distributions from the Partnership, except as provided in Section 5.05 and Section 6.02 or (ii) withdraw any amount from a Capital Account, except as provided in Section 5.02, or upon the consent of, and upon such terms as may be determined by, the Managing General Partner in its sole discretion.

                    Section 5.02 Withdrawals.

                    (a) Subject to Sections 5.02(b), 5.02(c), 5.05, and 5.06, each Limited Partner shall have the right, upon at least 65 days’ prior written notice delivered to the Administrator, to withdraw all or a portion of the balance in a Capital Account established for such Limited Partner with respect to any particular Capital Contribution, determined in the case of the Feeder Fund and the Intermediate Fund in accordance with Section 3.02(d) as of (i) the last day of the then current Lock-Up Period (as herein defined) and (ii) the last day of each fiscal quarter thereafter, subject in each case to the legal, tax and regulatory constraints set forth in Section 5.07. “Lock-Up Period” with respect to any Capital Account means the last day of the fiscal quarter that occurs on or immediately following the expiration of the 24-month period commencing on the date of the establishment of such Capital Account; provided that the Managing General Partner may elect, in its sole discretion, upon written notice to the applicable Limited Partners at least 90 days prior to the end of such 24-month period, to extend the Lock-Up Period with respect to such Capital Account until the date that is the last day of the fiscal quarter that occurs on or immediately following the later of (i) the expiration of the 36-month period commencing on the date of establishment of such Capital Account and (ii) the date of the Company’s third annual meeting of shareholders following the annual meeting of shareholders that is held in the year of the initial closing of the offering of limited partnership interests contemplated by this Agreement. For Limited Partners with multiple Capital Accounts, including multiple Capital Accounts established on account of any particular Indirect Investor, withdrawals shall be deemed to be made on a “first in - first out” basis. Each date as of which a Limited Partner is permitted to withdraw all or a portion of the balance in a Capital Account shall herein be referred to as a “Withdrawal

Date.” If a Withdrawal Date does not fall on a Business Day, the Withdrawal Date shall be the next Business Day. Withdrawal requests shall be irrevocable by the Limited Partner upon receipt by the Managing General Partner, but such irrevocability may be waived by the Managing General Partner in its sole discretion. The Lock-Up Period shall also apply to withdrawals (excluding withdrawals of Incentive Allocation) from the Capital Accounts of the Managing General Partner. Upon the expiration of the Lock-Up Period with respect to any Capital Contribution made by the Managing General Partner, the Managing General Partner may, on any Withdrawal Date, withdraw amounts in the applicable Capital Account. The Managing General Partner may withdraw all or any portion of the Incentive Allocation that has been allocated to its Capital Account as set forth under Section 3.05(b)(iii).

                    (b) Distributions of withdrawal proceeds shall generally be made within 5 Business Days after the relevant Withdrawal Date; provided, however, that if a Limited Partner elects to withdraw 95% or more of its Capital Account(s), established in the case of the Intermediate Fund, in respect of the Capital Contributions of any particular Indirect Investor pursuant to Section 3.02(d) on a particular Withdrawal Date, the Partnership shall distribute the Limited Partner an amount equal to at least 95% of its estimated withdrawal proceeds (computed on the basis of unaudited data as of the Withdrawal Date) within 5 Business Days after the relevant Withdrawal Date. The Partnership shall endeavor to pay the balance of the withdrawal proceeds (subject to audit adjustments) within 30 days after completion of the audit of the Partnership’s books for the calendar year in which such Withdrawal Date occurs. No interest shall be paid on any balance due after a Withdrawal Date. The interests (or portion thereof being withdrawn) of a Limited Partner that gives notice of withdrawal pursuant to this Section 5.02(b) shall not be included in calculating the Partnership Percentages of the Limited Partners required to take any action under this Agreement.

                    (c) The Managing General Partner reserves the right to enter into agreements with one or more Limited Partners that contain different withdrawal rights than those described in Section 5.02(a) including a shorter withdrawal notice period and more frequent withdrawal rights. In addition, the Managing General Partner may waive notice requirements and require or permit withdrawals under such other circumstances as it approves, including to pay expenses of the Feeder Fund and/or the Intermediate Fund approved by the Management Company.

                    (d) The Managing General Partner shall have the right to withdraw out of the Incentive Allocation allocated to a GP Capital Account an amount equal to the Managing General Partner’s “Presumed Tax Liability” with respect to such Incentive Allocation (a “Tax Distribution”). “Presumed Tax Liability” for any fiscal year means an amount equal to the product of (i) the amount of U.S. federal, state and local taxable income attributable to the Incentive Allocation for the prior fiscal year and actually allocated to the Managing General Partner for such prior fiscal year and (ii) the Presumed Tax Rate as of December 31 of such prior fiscal year. The “Presumed Tax Rate” means the effective combined U.S. federal, state and local income tax rate applicable to a natural person residing in New York, New York, taxable at the highest marginal U.S. federal income tax rate and the highest marginal New York, New York income tax rates and any entity-level tax imposed on a pass-through entity doing business in New York, New York, in each case, taking into account the character of such income and after giving effect to the U.S. federal income tax deduction for such state and local income taxes. Such amounts shall be distributed no later than March 31 following the end of such year, unless the Managing General Partner elects on or prior to March 1 of such year not to be distributed its Tax Distribution; such election shall be made in writing to the Administrative General Partner. Any Tax Distributions shall be treated as preliminary distributions by the Partnership of future amounts distributable by the Partnership in connection with the Incentive Allocation to the Managing General Partner in respect of a Capital Account, and any future amounts distributable in connection with the Incentive Allocation by the Partnership to the Managing General Partner in respect of such Capital Account shall be reduced to take into account such Tax Distributions. For the avoidance of doubt, the Managing General Partner shall not be required to return to the Partnership any Tax Distributions regardless of whether it is determined that the Managing General Partner was not entitled to an Incentive Allocation with respect to such amounts.

                    (e) To the extent that, as of the earlier of: (i) the date on which a Limited Partner (and in the case of the Feeder Fund and the Intermediate Fund, an Indirect Investor) withdraws the last of its Capital Account balance(s) and (ii) the date of the final disposition of all of the investments held by the Partnership, the Managing General Partner has made any withdrawal and/or received any distribution of the Incentive Allocations with respect to the Capital Account(s) held by any Limited Partner (and in the case of the Feeder Fund and the Intermediate Fund, attributable to any Indirect Investor) in excess of the amount it would have withdrawn or received a distribution as of such date had it not withdrawn or received distributions of the Incentive Allocations prior to such date with respect to the Capital Account(s) held by such Limited Partner, and in the case of the Feeder Fund and the Intermediate Fund, held by such Indirect Investor (such amount, the “Excess Amount”), the Managing General Partner shall be required to restore such Excess Amount; provided, however, that in no event shall such restoration be more than the total Incentive Allocations with respect to the Capital Account(s) of such Partner (and in the case of the Feeder Fund and the Intermediate Fund, with respect to the Capital Account(s) of such Indirect Investor) received by the Managing General Partner less related Tax Distributions.

                    Section 5.03 Required Withdrawals. The Managing General Partner may, in its sole discretion, require a Limited Partner to withdraw all or any part of its Capital Account balance(s) at any time, for any reason or no reason. The Managing General Partner also may require a Limited Partner to withdraw all or any part of its Capital Account balance(s) immediately in the event that the Managing General Partner, in its sole discretion, determines that (i) the Limited Partner or any Indirect Investor has made a material omission or material misstatement of fact with regard to the information such Limited Partner or such Indirect Investor provided to the Partnership, the Intermediate Fund or the Feeder Fund, (ii) such Partner’s continued participation in the Partnership may cause the Partnership to fail to qualify for the safe harbor from “publicly traded partnership” status set forth in U.S. Treasury Regulations Section 1.7704-1(h) or (iii) such Limited Partner’s or Indirect Investor’s continued ownership of an interest in the Partnership or in the Limited Partner, respectively, may cause adverse legal, tax, regulatory or other consequences to the Partnership. In addition, the

Managing General Partner also may require a Limited Partner to withdraw all or any part of its Capital Account balance(s) effective as of any preceding date specified in the Partnership’s notice to such Limited Partner in the event that the Managing General Partner, in its sole discretion, determines that such Limited Partner’s or Indirect Investor’s ownership of all or a portion of such interests in the Partnership or in the Intermediate Fund or the Feeder Fund, respectively, may cause adverse legal, tax or regulatory consequences to the Partnership, the Management Company or the Managing General Partner. The Partner receiving such notice shall be treated for all purposes and in all respects as a Partner who has given notice of withdrawal of all or part of its Capital Accounts, as the case may be, under Section 5.02.

                    Section 5.04 Death, Disability, etc. of Limited Partners. The death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner’s interest in the Partnership upon the death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner, but shall not be admitted as a substituted Partner without the consent of the Managing General Partner, in its sole discretion.

                    Section 5.05 Distributions.

                    (a) The Managing General Partner may at any time (including during the Lock-Up Period), in its sole discretion, make distributions in cash or in kind (i) in connection with a withdrawal of funds from the Partnership by a Partner; provided that any distribution in-kind pursuant to this clause (a)(i) need not be pro rata and (ii) at any time to all of the Partners on a pro rata basis in accordance with the Partners’ Partnership Percentages; provided, that the Managing General Partner may elect, in its sole discretion, to give Limited Partners the option of opting out of any distributions pursuant to clause (ii). Additionally, upon the sale of all or substantially all of the Securities (and the determination of the Managing General Partner that the Partnership no longer intends to acquire Securities), the Managing General Partner shall distribute the proceeds thereof to the Partners pro rata in accordance with their respective Partnership Percentages.

                    (b) If a distribution is made in kind, immediately prior to such distribution, the Managing General Partner shall determine the fair market value of the property distributed and adjust the Capital Accounts of all Partners upwards or downwards as if such gain or loss had been recognized upon an actual sale of such property and allocated pursuant to Section 3.05. Each such distribution shall reduce the Capital Account(s) of the distributee Partner by the fair market value thereof.

                    (c) The provisions of this Section 5.05 shall apply to distributions made in connection with any withdrawal under this Article V and in connection with dissolution pursuant to Article VI, unless otherwise provided for in Article VI.

                    (d) (i) The Managing General Partner may withhold and pay over to the U.S. Internal Revenue Service (or any other relevant taxing authority or withholding agent) such amounts as the Partnership is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Partner’s distributive share of the Partnership’s items of gross income, income, gain or gross sale or disposition proceeds.

                                        (ii) For purposes of this Agreement, any taxes so withheld or paid over by the Partnership with respect to a Partner’s distributive share of the Partnership’s gross income, income, gain or gross sale or disposition proceeds shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner, pursuant to this Agreement and reducing the Capital Account(s) of such Partner. If the amount of such taxes is greater than any such distributable amounts, then such Partner and any successor to such Partner’s interest shall pay the amount of such excess to the Partnership, as a contribution to the capital of the Partnership.

                                        (iii) The Managing General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the Managing General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

                    Section 5.06 Effective Date of Withdrawal. Unless otherwise specified herein, the effective date of a Partner’s withdrawal with respect to any of its Capital Accounts shall mean the day immediately following: (i) the Withdrawal Date in the case of a withdrawal pursuant to Section 5.02(a), or (ii) the date determined by the Managing General Partner if such Partner shall be required to withdraw from the Partnership pursuant to Section 5.03. In the event the Withdrawal Date of a Partner shall be a date other than the last day of a fiscal year of the Partnership, each Capital Account of the withdrawing Partner that is subject to such withdrawal shall be adjusted pursuant to Section 3.05(b) as if the Withdrawal Date of such Partner’s withdrawal were the last day of a fiscal year.

                    Section 5.07 Limitations on Withdrawal of Capital Account.

                    (a) The right of any Partner or its legal representatives to withdraw any amount from a Capital Account and to have distributed to it any such amount (or any portion thereof) pursuant to this Article V is subject to the provision by the Managing General Partner for all Partnership liabilities in accordance with the Law and for reserves for contingencies and estimated accrued expenses and liabilities in accordance with Section 3.08, and for projected Incentive Allocations. In addition, no withdrawal shall be permitted that would result in a Capital Account having a negative balance. The unused portion of any reserve shall be distributed to the Partners to which the reserve applied, with interest at the prevailing savings bank rate for unrestricted deposits from time to time in effect in New York, New York, as determined by the Managing General Partner, after the Managing General Partner shall have determined that the need therefor shall have ceased.

                    (b) The Managing General Partner may suspend subscription for limited partnership interests, the determination of the net asset value and the net asset value of each Limited Partner’s Capital Account(s), and/or withdrawal rights (including the right to receive withdrawal proceeds), in whole or in part for any and all Limited Partners at any time: (i) during any period when any stock exchange or over-the-counter market on which any of the Partnership’s investments are quoted, traded or dealt in is closed, other than for ordinary holidays and weekends, or during periods in which dealings are restricted or suspended; (ii) during the existence of any state of affairs as a result of which, in the opinion of the Management Company, disposal of part or all of the assets of the Partnership or the calculation of the net asset value would not be reasonably practicable or would be seriously prejudicial to the non-withdrawing Limited Partners; (iii) during any breakdown in the means of communication normally employed in determining the price or value of the Partnership’s assets or liabilities, or of current prices in any stock market as aforesaid, or when for any other reason the prices or values of any assets or liabilities of the Partnership cannot reasonably be promptly and accurately ascertained; (iv) during any period when the transfer of funds involved in the realization or acquisition of any investments cannot, in the opinion of the Management Company, be effected at normal rates of exchange; or (v) where such withdrawal would impede a pending tender offer, proxy contest, shareholder vote or other hostile action with respect to the Company.

                    (c) No partial withdrawals shall be permitted if such withdrawal shall cause the aggregate Capital Account balances established with respect to a Limited Partner or an Indirect Investor to fall below $2 million, unless approved by the Managing General Partner in its sole discretion.

                    (d) The Managing General Partner, by written notice to any Limited Partner, may suspend withdrawal rights of such Limited Partner (including the right to receive withdrawal proceeds) if the Managing General Partner reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations or any other legal, tax or regulatory requirement applicable to the Partnership, the Administrative General Partner, the Management Company, the Managing General Partner, the Administrator and their respective Affiliates, subsidiaries or associates or any of the Partnership’s other service providers.

ARTICLE VI

Duration and Dissolution of the Partnership

                    Section 6.01 Duration. The Partnership shall continue until the earliest of (i) a determination by the Managing General Partner, in its sole discretion, that the Partnership should be wound up and dissolved, (ii) the termination, bankruptcy, insolvency or dissolution of the Managing General Partner pursuant to Section 15(1) of the Law, or (iii) such time as the Managing General Partner determines that the Partnership no longer holds and no longer intends to acquire Securities, (each, a “Winding Up Event”). Upon a determination to wind up and dissolve the Partnership, withdrawal requests and distributions in respect of pending withdrawals may not be made (other than pursuant to Section 5.02(d)).

                    Section 6.02 Dissolution.

                    (a) Upon a determination to wind up and dissolve the Partnership or the occurrence of any of the events set out in Section 6.01, in accordance with this Agreement and the Law, the Managing General Partner shall, subject to applicable law, within no more than 30 days after completion of a final audit of the Partnership’s financial statements (which shall be performed within 90 days of the occurrence of a Winding Up Event), make distributions out of the Partnership’s assets, in the following manner and order:

                              (i) to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); and

(ii) to the Partners in the proportion of their respective Capital Accounts.

                    (b) The Managing General Partner, in its discretion, at any time and from time to time, may designate one or more liquidators, including, without limitation, one or more members of the General Partners, who shall have full authority to wind up and liquidate the business of the Partnership and to make final distributions as provided in this Section 6.02. The appointment of any liquidator may be revoked or a successor or additional liquidator or liquidators may be appointed at any time by an instrument in writing signed by the Managing General Partner. Any such liquidator may receive compensation as shall be fixed, from time to time, by the Managing General Partner.

                    (c) In the event that the Partnership is wound up on a date other than the last day of a fiscal year, the date of such dissolution shall be deemed to be the last day of a fiscal year for purposes of adjusting the Capital Accounts of the Partners pursuant to Section 3.05. For purposes of distributing the assets of the Partnership upon winding up, the Managing General Partner shall be entitled to a return, on a pari passu basis with the Limited Partners, of the amount standing to its credit in its Capital Accounts. The dissolution of the Partnership shall be effective upon the filing of, and the Managing General Partner or any other person acting as liquidator shall file, a statement with the Registrar pursuant to Section 15(3) of the Law.

ARTICLE VII

Tax Returns; Reports to Partners

                    Section 7.01 Independent Auditors. The financial statements of the Partnership shall be audited by an independent certified public accountant selected by the Managing General Partner as of the end of each fiscal year of the Partnership.

                    Section 7.02 Filing of Tax Returns. The Managing General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. Federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Partnership.

                    Section 7.03 Tax Matters Partner. The Managing General Partner shall be designated on the Partnership’s annual U.S. Federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Section 6231(a)(7) of the Code. Each person (for purposes of this Section 7.03, called a “Pass-Thru Partner”) that holds or controls an interest as a Partner on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Partnership holding such interests through such Pass-Thru Partner. In the event the Partnership shall be the subject of an income tax audit by any U.S. Federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

                    Section 7.04 Reports to Current Partners. Within 90 days after the end of each fiscal year, or as soon thereafter as is reasonably possible, the Partnership shall cause its auditor to prepare and mail to each Partner, together with the report thereon of the accountants selected by the Managing General Partner, an audited financial report (which need not include the list of the Partnership’s investments that may be required by generally accepted accounting principles) setting forth:

(a) a balance sheet of the Partnership as of the end of such fiscal year;

(b) a statement showing the Net Capital Appreciation or Net Capital Depreciation, as the case may be, for such year;

(c) such Partner’s Capital Account(s) as of the end of such year; and

(d) such Partner’s Capital Account(s) and Partnership Percentage for the then current Accounting Period;

                    The Partnership shall also provide periodic unaudited performance information, no less frequently than quarterly, to the Limited Partners.

                    Section 7.05 Reports to Partners and Former Partners. Within 90 days of the end of each tax year, or as soon thereafter as is reasonably possible, the Partnership shall prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or former Partner (or such Partner’s or former Partner’s legal representatives) to prepare its U.S. Federal income tax return, if applicable, in accordance with the laws, rules and regulations then prevailing.

                    Section 7.06 Partner Tax Basis. Upon request of the Managing General Partner, each Partner agrees to provide to the Managing General Partner information regarding its adjusted tax basis in its Partnership interest along with documentation substantiating such amount.

ARTICLE VIII

Miscellaneous

                    Section 8.01 General. This Agreement: (i) shall be binding on the executors, administrators, estates, heirs, and legal successors and representatives of the Partners; and (ii) may be executed, through the use of separate signature pages or supplemental agreements, in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart; provided, however, that each such counterpart shall have been executed by the Managing General Partner.

                    Section 8.02 Power of Attorney. Each of the Partners hereby appoints the Managing General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a) a Certificate of Limited Partnership of the Partnership and any amendments thereto as may be required under the Law;

(b) any duly adopted amendment to this Agreement;

                     (c) any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

                     (d) any business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable U.S. Federal, state or local law.

                    The power of attorney granted hereby is intended to secure an interest in property and, in addition, the obligations of each relevant Limited Partner under this Agreement, and shall be irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner; provided, however, that such power of attorney shall terminate upon the substitution of another limited partner for all of such Limited Partner’s interest in the Partnership or upon the complete withdrawal of such Limited Partner from participation in the Partnership.

                    Section 8.03 Amendments to Partnership Agreement. The terms and provisions of this Agreement may be modified or amended and/or the Partnership may be restructured at any time and from time to time with the written consent of Limited Partners having in excess of 50% of the Partnership Percentages of the Limited Partners and the affirmative vote of the Managing General Partner, insofar as is consistent with the laws governing this Agreement;

provided, however, that without the consent of the Limited Partners, the Managing General Partner may amend this Agreement to: (i) reflect changes validly made in the membership of the Partnership and the Capital Contributions and Partnership Percentages of the Partners; (ii) change the provisions relating to the Incentive Allocation as provided in, and subject to the provisions of, Section 3.06; (iii) reflect a change in the name of the Partnership; (iv) make a change that is necessary or, in the opinion of the Managing General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any U.S. or non-U.S. jurisdiction, or ensure that the Partnership shall not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for U.S. Federal tax purposes; (v) make a change that does not adversely affect the Limited Partners in any material respect; (vi) make a change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that shall not be inconsistent with the provisions of this Agreement, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (vii) make a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any U.S. Federal, state or non-U.S. governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (viii) make a change that is required or contemplated by this Agreement; (ix) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the General Partners or the Partnership pursuant to applicable Cayman Islands law if the provisions of applicable Cayman law are amended, modified or revoked so that the taking of such action is no longer required; (x) prevent the Partnership from in any manner being deemed an “Investment Company” subject to the provisions of the U.S. Investment Company Act of 1940, as amended (the “1940 Act”); (xi) change the legal structure of the Partnership (for example, from a partnership to a limited liability company or exempted company); or (xii) make any other amendments and/or restructurings similar to the foregoing. Each Partner, however, must approve of any amendment that would (a) reduce its Capital Account or rights of contribution or withdrawal; ; (b) increase the rate of the Management Fee or performance-based compensation payable or allocable to the Management Company, the Managing General Partner or their affiliates with respect to its Capital Account; or (c) amend the provisions of this Agreement relating to amendments.

                    Section 8.04 Non-Voting Interests of Registered Fund Limited Partners. A Limited Partner interest owned by an investment fund registered as an investment company under the 1940 Act (a “Registered Fund Limited Partner”), or by an Affiliate of a Registered Fund Limited Partner, or by a person controlling, controlled by or under common control with a Registered Fund Limited Partner, shall be a Non-Voting Interest; provided, however, that such Non-Voting Interest shall be permitted to vote on matters with respect to which voting rights are not considered to be “voting securities” as defined under Section 2(a)(42) of the 1940 Act.

                    Except as provided in this Section 8.04, an interest held by a Registered Fund Limited Partner as a Non-Voting Interest shall be identical in all regards to all other interests held by Limited Partners.

                    Section 8.05 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed under the laws of the Cayman Islands applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Law as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

                    Section 8.06 Consent to Jurisdiction. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

                    Section 8.07 Tax Elections. The Managing General Partner may, in its sole discretion, cause the Partnership to make or revoke any tax election that the Managing General Partner deems appropriate, including without limitation an election pursuant to Section 754 of the Code and an election to cause the Partnership to be classified as a partnership for U.S. Federal tax purposes.

                    Section 8.08 No Third Party Rights. Except for the provisions of Section 2.05 and Section 2.06, the provisions of this Agreement, including, without limitation, the provisions of Section 1.04 and Section 5.02, are not intended to be for the benefit of any creditor or other person (other than the Partners in their capacities as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and no such creditor or other person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) including any debt, liability or obligation pursuant to Section 1.04, against the Partnership or any Partner. Any amendment, modification or repeal of Section 2.05 and 2.06 shall not adversely affect any right or protection of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                    Section 8.09 Confidentiality. (a) In connection with the Partnership’s ongoing business, the Limited Partners (and the Indirect Investors) shall receive or have access to information concerning the business and affairs of the Partnership, the Managing General Partner and/or their respective Affiliates that the Partnership or the Managing General Partner reasonably believes to be in the nature of trade secrets, or other information, the disclosure of which the Partnership or the Managing General Partner believes is not in the best interests of the Partnership, the Managing General Partner, and/or their respective Affiliates, or could damage the Partnership, the Managing General Partner, and/or their respective Affiliates or their respective businesses, or which the Partnership, the Managing General Partner and/or their respective Affiliates are required by law or agreement with a third party to keep confidential, including, without limitation, any information relating to the Partnership’s financial and investment strategy (e.g., portfolio positions, trades and contemplated trades); all notices, letters, and other communications whether written or oral between the Partnership, the Managing General Partner and/or their respective Affiliates and the Limited Partners the names and addresses of each of the Limited Partners, and their initial and subsequent Capital Contributions (collectively, the “Confidential Information”). Each Partner shall agree to keep confidential, and not to make any use of (other than for purposes reasonably related to its investment in an Interest or for purposes of filing such Limited Partner’s tax returns) or disclose to any person or entity, any Confidential Information, except to its directors, employees, agents, advisers, or representatives responsible for matters relating to the Partnership, or any other person or entity approved in writing by the Managing General Partner (for itself and on behalf of the Partnership) (each, an “Authorized Representative”) on a need to know basis or as otherwise required by any regulatory authority, law or regulation, or by legal process. Prior to making any disclosure required by any regulatory authority, law or regulation, or by legal process, each Limited Partner shall use its reasonable best efforts to notify the Partnership and the Managing General Partner of such disclosure. Prior to any disclosure to any Authorized Representative of a Limited Partner, such Limited Partner must advise such Authorized Representative of the obligations set forth in this Section 8.09. Notwithstanding anything herein to the contrary, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Partnership and (ii) any of its transactions, and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure, it being understood that “tax treatment” and “tax structure” do not include the name or other identifying information of (i) the Partnership, the Management Company, the Managing General Partner, the Administrative General Partner or any of their respective Affiliates (including, if applicable, the Investment Vehicle) or (ii) the parties to a transaction.

                    (b) Each Limited Partner agrees that each of the Partnership, the Managing General Partner and the Management Company has the right to keep confidential from the Limited Partners, for such period of time as the Partnership, the Managing General Partner or the Management Company, in its sole discretion, deems reasonable, any Confidential Information.

                    (c) The Managing General Partner or its Affiliates shall be the only party to communicate with the Company or to make any public statements, public disclosures or any other third party communications on behalf of the Partnership relating to the Company, the Securities, this Agreement or the activities of the Managing General Partner and its Affiliates pursuant to this Agreement, including the making of any proposals regarding corporate transactions involving the Company or the Securities.

                    Section 8.10 Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service or by telecopy. All notices to the Partnership shall be addressed to its principal office and place of business. All notices addressed to a Partner shall be addressed to such Partner at the address set forth on the books and records of the Partnership. Any Partner may designate a new address by written notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; when receipt is acknowledged, if telecopied on a

Business Day; and the next Business Day following the day on which receipt is acknowledged if telecopied on a day that is not a Business Day.

                    Section 8.11 Goodwill. No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the Managing General Partner.

                    Section 8.12 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

                    Section 8.13 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

                    IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above and executed this Agreement as a deed.

GENERAL PARTNERS:

Trian Partners SPV VI-A GP, L.P.		Trian Partners Cayman, Ltd.

By:	Trian Partners SPV VI-A General Partner, LLC its general partner	By:	/s/ EDWARD P. GARDEN

Name: Edward P. Garden
Title: Director

By:	/s/ EDWARD P. GARDEN

Name: Edward P. Garden
Title: Member

In the presence of:	/s/ RITA SCALZO	In the presence of:	/s/ RITA SCALZO

	Witness		Witness

LIMITED PARTNER:

Executed as a Deed by

TRIAN SPV VI-A, L.P.

By: Trian Partners SPV VI-A GP, L.P.
its managing general partner

By: Trian Partners SPV VI- A General Partner, LLC
its general partner

By:	/s/ EDWARD P. GARDEN

Name: Edward P. Garden
Title: Member

In the presence of:	/s/ RITA SCALZO

Witness

INITIAL LIMITED PARTNER:

Solely to reflect the withdrawal of the Initial Limited
Partner pursuant to Section 1.07

Walkers Nominees Limited

By:	/s/ JAMES MELEN

Name: James Melen Title: Authorized Signatory

In the presence of:	/s/ DEBRA GARNHAM
Witness